Exhibit 3.2

AMENDMENT TO THE

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF

PRIVETERRA ACQUISITION CORP. II
JULY 11, 2023

Priveterra Acquisition Corp. II, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is “Priveterra Acquisition Corp. II” The original certificate of incorporation was filed in the office of the Secretary of State of the State of Delaware on August 10, 2020 (the “Original Certificate”). The Amended and Restated Certificate of Incorporation, which both restated and amended the provisions of the Original Certificate, was filed in the office of the Secretary of State of the State of Delaware on January 7, 2021 (the “Amended and Restated Charter”). The First Amendment to the Amended and Restated Charter was filed in the office of the Secretary of State of the State of Delaware on December 12, 2022. An Amendment to the Amended and Restated Charter was filed in the office of the Secretary of State of the State of Delaware on July 6, 2023.

2.	This Amendment to the Amended and Restated Charter was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, as amended from time to time, and shall become effective on the date of filing with the Secretary of State of Delaware.

3.	Certain capitalized terms used in this Amendment to the Amended and Restated Charter are defined where appropriate herein.

4.	The text of Section 9.1(b) of Article IX of the Amended and Restated Charter is hereby amended and restated to read in full as follows:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriter’s overallotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 2, 2020, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by January 12, 2024 (or such earlier date as determined by the Board) (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open (the “Deadline Date”), and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of this Amended and Restated Certificate of Incorporation as described in Section 9.7. Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

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5.	The text of Section 9.2(a) of Article IX of the Amended and Restated Charter is hereby amended and restated to read in full as follows:

“(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Section 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to this Section 9.2(a), the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

6.	The text of Section 9.2(e) of Article IX of the Amended and Restated Charter is hereby amended and restated to read in full as follows:

“(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.”

7.	The text of Section 9.2(f) of Article IX of the Amended and Restated Charter is hereby deleted in its entirety.

8.	The last sentence of Section 9.7 of Article IX of the Amended and Restated Charter is hereby deleted.

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IN WITNESS WHEREOF, Priveterra Acquisition Corp. II has caused this Amendment to the Amended and Restated Charter to be duly executed in its name and on its behalf by an authorized officer as of this 11th day of July, 2023.

PRIVETERRA ACQUISITION CORP. II

By:	/s/ Oleg Grodnensky
Name:	Oleg Grodnensky
Title:	Chief Executive Officer

Signature Page to Amendment to the Amended and Restated Certificate of Incorporation of Priveterra Acquisition Corp. II